Exhibit 10.55

2006 Short-term Incentive Plan Description

Under Mirant Corporation’s short-term incentive plan, annual cash bonuses are awarded taking into account an individual’s “target bonus percentage” (a percentage of such participant’s base salary) and Mirant’s performance against established business and financial goals. Each of Mirant’s named executive officers is a participant in the short-term incentive program. For 2006, the Compensation Committee of the Board of Directors established certain criteria upon which the corporate payout factor in the 2006 fiscal year will be based. Two-thirds of the corporate payout factor will be dependent on achievement of a range of targeted Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA). The level of Adjusted EBITDA necessary to earn 50%, 100% and 200% of the target percentage was set taking into consideration Mirant’s projected Adjusted EBITDA under its 2006 operating plan. Bonus amounts between the threshold and the target and between the target and maximum will be based on interpolated performance levels between the specified levels. The remainder will be dependent upon the achievement of other operational and strategic metrics. The Compensation Committee will be responsible for assessing Mirant’s achievement of such operational and strategic metrics.